Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of January 30, 2019, between Sirius International Insurance Group, Ltd., a Bermuda corporation (the “Company”), and Kernan V. Oberting (“Executive”). All capitalized terms used but not defined herein (if any) shall have the meanings set forth in the Amended and Restated Sirius Group Long Term Incentive Plan as in effect on the date hereof (the “Sirius LTIP”).

WHEREAS, the Company desires to employ Executive, and Executive desires to remain in such employment with the Company, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Term. The Company agrees to employ Executive, and Executive agrees to remain in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on February 9, 2019 and ending upon the third anniversary of the date hereof (the “Initial Term”). At the expiration of the Initial Term (and each succeeding one year term), the term will automatically extend for an additional 12 months unless either party gives written notice to the other party of its intention not to extend the Term at least 90 days prior to the end of the then current term (the Initial Term and each succeeding one year term, collectively the “Term”).

2.                                      Position,  Duties and Responsibilities.

(a)                                 During the Term, Executive shall serve as the Chief Executive Officer of the Company. Executive’s principal work location shall be in the general Hanover, New Hampshire area. During the Term Executive shall report directly to the Board of Directors of the Company. During the Term, Executive will oversee the day-to-day operations of the Company.

(b)                                 During the Term, Executive shall devote substantially all of his working time, attention and best efforts to the business of the Company and shall use his best efforts to perform faithfully and efficiently Executive’s duties and responsibilities as set forth herein.

3.                                      Compensation and Benefits.

(a)                                 Base Salary. During the Term, Executive shall be paid an annual base salary (“Base Salary”) at an annualized rate of not less than $500,000. The Base Salary shall be payable in accordance with the Company’s regular payroll practices as then in effect. During the Term, the Base Salary will be reviewed annually, and shall be increased to not less than $1,000,000, effective for years beginning on or after January 1, 2020.

(b)                                 Bonus. During the Term, Executive shall have an opportunity to earn a cash bonus (“Annual Bonus”) for each fiscal year during the Term targeted (“Target

Bonus”) at not less than 50% of Executive’s Base Salary (as in effect from time to time), increasing to not less than 100%, effective for years beginning on or after January 1, 2020. The Annual Bonus actually paid for each such fiscal year as a percentage of Executive’s Target Bonus shall not be less than the overall Company bonus pool awarded as a percentage of the Company’s total annual target bonus pool for such fiscal year. The Annual Bonus payable to Executive for any fiscal year shall be paid to him in the next following fiscal year at the same time annual bonuses for the preceding fiscal year are paid to the Company’s other bonus-eligible employees but in any event by no later than the 15th day of the third month following the close of such preceding fiscal year.

(c)                                  Long-Term Incentive Awards. During the Term, Executive shall be eligible to participate in the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan, or any successor thereto (the “Omnibus Plan”), and Executive shall continue to hold outstanding awards granted prior to the date of this Agreement under the Amended and Restated Sirius Group Long Term Incentive Plan. The number and principal terms of Executive’s existing awards under the Omnibus Plan and the Sirius LTIP are set out in Exhibit A hereto.  Not later than March 5, 2019, the Company shall grant to Executive (i) a stock option award having a grant date value equal to $3,150,000, and subject to terms and conditions substantially similar to those set forth in the form of option agreement attached as Exhibit B, and (ii) one or more other equity compensation awards having an aggregate target payout value equal to $1,350,000 in the form and subject to the conditions approved by the Compensation Committee of the Board.

(d)                                 Retirement, Savings and Welfare Plans. During the Term, Executive shall be eligible to participate in the retirement, savings and welfare benefit plans, programs, policies and practices applicable to employees of the Company.

(e)                                  Vacation. During the Term, Executive shall be entitled in accordance with Company policies to take twenty five (25) days of vacation per calendar year or such greater number provided under applicable Company policies.

(f)                                   Reimbursement of Expenses. During the Term, the Company shall reimburse Executive for all reasonable expenses, including travel expenses, incurred by Executive in the performance of Executive’s duties hereunder that comply with the applicable policies of the Company, including the presentation of appropriate statements of such expenses.

4.                                      Termination of Employment During the Term.

(a)                                 Cause. The Company may terminate Executive’s employment immediately during the Term for Cause. For purposes of this Agreement, “Cause” means (i) material and continued failure of Executive to perform Executive’s duties which failure has continued for more than 30 days following written notice of such non-performance from the Board of Directors of the Company; (ii) commission of an act of fraud, embezzlement, or misappropriation of assets or property (tangible or intangible) of the Company or any subsidiary or affiliate thereof; (iii) a material breach of the provisions set forth in Section 7 of this Agreement; (iv) commission of a felony, including a plea of guilty or nolo contendere, or an indictment or written admission thereof; or (v) gross negligence or willful misconduct in the performance by Executive of his duties that is reasonably likely to have an adverse effect on the business or reputation of the Company or its subsidiaries or affiliates. Notwithstanding anything to the contrary in this Section 4(a), Cause shall not result from Executive’s death or Disability.

(b)                                 Death or Disability. Executive’s employment during the Term shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment during the Term for Disability as defined in the Sirius LTIP.

(c)                                  Termination Without Cause. The Company may terminate Executive’s employment during the Term without Cause upon ten (10) days prior notice. In addition, in the event that the Company exercises its right not to extend the Term pursuant to Section 1, the Company shall be deemed to have terminated Executive’s employment, and Executive’s employment shall so terminate, on the last day of the Term without Cause for all purposes of this Agreement.

(d)                                 Voluntary Termination. Executive may terminate his employment during the Term for Good Reason (in accordance with Section 5(c)(vi)) or without Good Reason upon ninety (90) days prior notice.

(e)                                  Notice of Termination. Any termination of Executive’s employment by either party during the Term shall be communicated by written notice given in accordance with Section 14. The Company may in its discretion require that Executive refrain from reporting to its place(s) of business and from performing his duties or using its property during some or all of any such notice period provided in this Section 4.  Notwithstanding anything to the contrary in this Agreement, at any time during any such notice periods set forth above in this Section 4, the Company may accelerate the effective date of termination of Executive’s employment and the Term if it pays Executive the prorated Base Salary (at his then current rate) that Executive would have earned during the period by which the notice period was reduced, provided that Executive has fulfilled all obligations under this Agreement (any such payment, as applicable, shall be paid on the first regularly scheduled Company payday following the effective date of termination of Executive’s employment and the Term). The Term will expire upon any termination of employment pursuant to this Section 4.  Any termination of Executive’s employment as Chief Executive Officer shall be deemed as Executive’s automatic resignation from any and all officer and board of directors positions that the Executive holds with the Company and, as applicable, its affiliates as of the effective date of Executive’s termination from the Chief Executive Officer position.

5.                                      Obligations of the Company Upon Termination. Following any termination of Executive’s employment during the Term, Executive shall not be otherwise compensated for the loss of employment or the loss of any rights or benefits under this Agreement or any other plans and programs, except as provided below:

(a)                                 In the event Executive’s employment is terminated for Cause pursuant to Section 4(a), Executive shall be entitled to receive (i) any unpaid Base Salary through his date of termination, (ii) payment for any accrued but unused vacation or other similar paid time-off, (iii) payment of any vested benefit payable under the Company’s employee benefit plans in accordance with the terms thereof, and (iv) reimbursement for any reasonable business expenses incurred prior to such termination for which Executive has complied with the Company’s reimbursement policies (collectively, the “Accrued Rights”).

(b)                                 In the event Executive’s employment terminates pursuant to Section 4(b) due to Executive’s death or Disability, Executive (or his estate or representatives, as applicable) shall be entitled to receive:

(i)                                     The Accrued Rights.

(ii)                                  A pro rata Annual Bonus for the year in which such termination occurs based on the number of days Executive was employed during the year of termination, which shall be calculated based on actual performance through the end of such year and on the same basis as other bonus-eligible employees. Such pro rata Annual Bonus shall be paid to Executive in the fiscal year next following the year in which his employment terminates, at the same time annual bonuses for such preceding year are paid to the Company’s other bonus-eligible employees but in any event by no later than the 15th day of the third month following the close of such preceding year.

(iii)                               With respect to any Eligible Award (as defined below) outstanding at the time of such termination, subject to Executive’s estate or his representatives executing and delivering (and not revoking) the Release as described in Section 8, such award shall be treated in the manner described in Section 5(e) of the Sirius LTIP or under the terms of the Omnibus Plan or any agreement thereunder, or to the extent granted under a successor plan thereto, shall be treated in a manner set forth in such plan.

(c)                                  In the event Executive’s employment is terminated by the Company without Cause pursuant to Section 4(c) or is terminated by Executive for Good Reason pursuant to Section 4(d) (in each case, other than due to death or Disability), Executive shall be entitled to receive:

(i)                                     The Accrued Rights.

(ii)                                  Subject to Executive’s executing and delivering (and not revoking) the Release as described in Section 8, (x) a lump sum cash payment equal to 100% of the then-current Base Salary, which shall be paid on the 60th day following such termination, and (y) an Annual Bonus (without pro ration for time) for the year in which such termination occurs, which shall be calculated based on actual performance through the end of such year and on the same basis as other bonus eligible employees except that such Annual Bonus shall not be less than the applicable Target Bonus for such fiscal year, and which shall be paid to Executive in the fiscal year next following the year in which his employment terminates, at the same time annual bonuses for the preceding fiscal year are paid to the Company’s other bonus-eligible employees, but in any event by no later than the 15th day of the third month following the close of such preceding fiscal year and no earlier than the 60th day following such termination.

(iii)                               Continued employment under the Advisory Relationship pursuant to Section 6.

(iv)                              For purposes of this Agreement, “Good Reason” shall mean that Executive has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events: (i) a material diminution in Executive’s responsibilities, authority or duties without Executive’s written consent; (ii) a diminution in Executive’s Base Salary, Target Bonus or aggregate target payout level of annual long-term incentive awards, except for across-the-board base salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which Executive provides services to the Company without Executive’s written consent; or (iv) the material breach of this Agreement by the Company. For purposes of this Agreement, “Good Reason Process” shall mean that (i) Executive reasonably determines in good faith that a Good Reason condition has occurred; (ii) Executive notifies the Company in writing of the occurrence of the Good Reason condition within 60 days of Executive having knowledge of the occurrence of such condition; (iii) Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) Executive terminates Executive’s employment at least 10 days, but no more than 60 days, after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, a Good Reason shall be deemed not to have occurred.

(d)                                 In the event Executive’s employment is terminated by Executive pursuant to Section 4(d) other than for Good Reason (or death or Disability), Executive shall be entitled to receive:

(i)                                     the Accrued Rights.

(ii)                                  To the extent such termination occurs as a result of Executive’s retirement at a time when Executive has attained age 62 and completed at least ten years of service with the Company with the prior consent of the Company (not to be unreasonably withheld, delayed or conditioned) (a “Retirement”), continued employment under the Advisory Relationship pursuant to Section 6.

6.                                      Advisory Relationship.

(a)                                 Commencement; Term. Upon a termination of Executive’s employment during the Term (i) by the Company without Cause, (ii) by Executive for Good Reason or (iii) by Executive upon Retirement (a “Qualifying Termination of Executive Services”), subject to Executive’s executing and delivering (and not revoking) the Release as described in Section 8, the Company shall offer to employ or otherwise engage (in the Company’s sole discretion) Executive, and Executive may agree to be so employed or otherwise engaged and to perform, periodic advisory and transition services for the Company and its subsidiaries pursuant to this Section 6 (the “Advisory Services”). The Advisory Services will include, among other things, advising senior executives of the Company and assisting with the transition of Executive’s executive duties to his successor.

(b)                                 Timing;  Location. The performance by Executive of the Advisory Services hereunder shall be at such times and at such locations as Executive and the Company may mutually agree from time to time, it being understood that Executive’s primary work location shall be his primary residence.

(c)                                  Advisory Period. The term of the Advisory Services shall commence upon Executive’s Qualifying Termination of Executive Services and shall continue until the later of (i) the COBRA Bridge Date and (ii) the LTIP Earn Out Date, unless earlier terminated as provided in Section 6(d) below (such period, the “Advisory Period”). For purposes of this Agreement, (i) “COBRA Bridge Date” shall mean the first date on which, if Executive began health insurance continuation coverage under the Company’s applicable health plans pursuant to COBRA on such date, Executive would be eligible for Medicare insurance coverage immediately following the expiration of such COBRA coverage and (ii) “LTIP Earn Out Date” shall mean the last date on which the Eligible Awards (as defined in Section 6(f)) are eligible to vest pursuant to Section 6(f) in accordance with their terms. In the event that Executive does not execute and deliver the Release (or revokes the Release) required under Section 8, the Advisory Period shall terminate on the 60th day after Executive’s Qualifying Termination of Executive Services.

(d)                                 Termination. The Advisory Period may be terminated (i) by the Company solely for Cause (as defined in Section 4(a)) or upon the material breach by Executive of his obligations under Section 6 or 7, (ii) due to Executive’s death or Disability (within the meaning of Section 4(b)) or (iii) by Executive for any reason (and shall be deemed to have terminated voluntarily upon his commencement of full-time employment with any employer other than the Company and its affiliates).

(e)                                  Compensation;  Benefits. During the Advisory Period, the Company shall compensation Executive at a gross annual rate of thirty thousand dollars ($30,000) (the “Advisory Compensation”) (payable no less frequently than on a monthly basis or as may be earlier required by applicable law). During the Advisory Period, Executive shall not receive additional annual or long-term incentive opportunities, accrue additional paid vacation or participate in any benefit plans other than the group health coverage provided in this Section 6(e). In addition to the Advisory Compensation, the Company shall reimburse Executive for all reasonable and necessary expenses (including without limitation travel and meal expenses) incurred or paid by Executive during the Advisory Period, in connection with, or related to, the performance of the Advisory Services reasonably promptly after receipt of an itemization and documentation of such expenses. During the portion of the Advisory Period ending on the COBRA Bridge Date, provided that Executive is not then eligible for coverage from another employer, Executive shall be entitled to receive health insurance coverage through the Company for himself and his eligible dependents to the same extent as then made available to other employees of the Company. During such period, Executive will be responsible for an amount equal to all premium costs toward any insurance coverage elected by Executive for him and his eligible dependents. The Company is hereby authorized to deduct from Executive’s compensation hereunder any amounts required to be withheld or deducted by law. The health insurance coverage reimbursement under this Section 6(e) does not constitute a “COBRA event”, and upon termination or expiration of the Advisory Period, Executive shall have all available rights to elect COBRA continuation coverage, and Executive hereby agrees that he will be responsible for any and all premium costs applicable thereto and acknowledges that any COBRA continuation coverage is subject to the applicable plan’s eligibility and premium payment requirements.

(f)                                   Treatment of LTIP Awards. In the event Executive has a Qualifying Termination of Executive Services and at such time holds Eligible Awards, such Eligible Awards shall be governed by this Section 6(f) during the Advisory Period. The Eligible Awards shall not be terminated as a result of the termination of the Term and his employment as an executive. Instead, during the Advisory Period, Executive’s service as an advisor shall be treated as continued employment for all purposes of the LTIPs and Executive shall continue to vest in such Eligible Awards on their regular schedule and be paid out in the same manner as other participants in such plans; provided that, should Executive materially breach his obligations to the Company under Section 7 of this Agreement, the Company may determine in its sole discretion to terminate for no consideration any Eligible Awards that are not fully vested at such time. Upon a termination of the Advisory Period pursuant to Section 6(d), all then unvested Eligible Awards shall immediately terminate for no consideration, except that, in the event such termination is due to Executive’s death or Disability, the Eligible Awards will be treated in the manner described in Section 5(b)(iii). For purposes of this Agreement, “Eligible Award” shall mean any award held by Executive as of his date of termination of employment that was granted or assumed by the Company under the LTIPs. In the case of any Eligible Awards that become payable to executive under the LTIPs pursuant to this Section 6(f), payment shall be made by no later than the 15th day of the third month following the end of the year in which such awards become earned based on the achievement of the applicable vesting and/or performance objectives, or at such other time as payment is required in order to avoid adverse tax consequences under Section 409A of the Code.

(g)                                  Work Requirements. In exchange for the consideration described in Section 6(e) and 6(f), Executive will provide Advisory Services (i) during the portion of the Advisory Period ending on the LTIP Earn Out Date, equivalent to no more than 50% of Executive’s regular work hours as of the date hereof and (ii) during the remaining portion of the Advisory Period (if any), equivalent to no more than 5% of the Executive’s regular work hours as of the date hereof or such additional work hours (and compensation) as mutually agreed by the Company and Executive from time to time.

7.                                      Covenants.

(a)                                 Non Competition. Executive agrees that during the Term and the Advisory Period (if any), and for a one year period following the later of the expiration of the Term and, if it commences, the Advisory Period (such period, the “Restriction Period”), he shall not, directly or indirectly, own any interest in, manage, control, finance, participate in, consult with, or render any services to any activity or business, for himself or any other person or entity, or affiliate, whether or not for remuneration, direct or indirect, contingent or otherwise, which (i) may result in a conflict of interest or otherwise adversely affect the proper discharge of Executive’s duties with and responsibilities to the Company hereunder or (ii) in any way competes with, or interferes with, any operation of the Company or any of its subsidiaries (the “Company Group”), provided that this provision shall not prohibit Executive from being a passive owner of not more that 1% of the outstanding stock of any company which is publically traded as long as Executive has no active participation in the business of such company. Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 7(a) for Executive to provide services to a subsidiary, division or affiliate of a business that competes with the Company Group provided that such subsidiary, division or affiliate is not itself engaged, directly or indirectly, in competition with the Company Group and Executive does not himself, directly or indirectly, provide services to, or have responsibilities regarding, such business that competes with the Company Group.

(b)                                 Non Solicitation. Executive further agrees during the Restriction Period not to, directly or indirectly, for himself or for any other person or entity, or affiliate:  (i) hire any employee of the Company Group or induce or attempt to induce any employee of the Company Group to leave the employ of the Company Group; (ii) hire any person who was an employee of the Company Group at any time during the twelve-month period preceding such hiring; or (iii) induce or attempt to induce any former, existing or prospective customer, supplier, licensee, lender, licensor or other business relation of the Company Group to cease doing business with the Company Group, or to reduce the level of business conducted with the Company Group. Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 7(b) if (x) Executive furnishes to a third party a reference as to any employee or former employee of the Company Group or (y) an entity with which Executive is associated hires or engages any employee of the Company Group provided Executive was not, directly or indirectly, involved in hiring or identifying such person as a potential recruit or assisting in the recruitment of such employee.

(c)                                  Confidential Information.

(i)                                     Executive shall use best efforts and diligence both during and after any employment with the Company, regardless of how, when or why such employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information (as defined below). Executive shall not, directly or indirectly, use (for Executive’s benefit or for the benefit of any other person) or disclose any Confidential Information, except as may be necessary for the performance of Executive’s duties for the Company. For purposes of this Agreement, “Confidential Information” means all information concerning trade secrets, knowhow, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any other proprietary or confidential information of any member of the Company Group, in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing. Executive understands that Confidential Information may or may not be labeled as such, and Executive shall treat all information that appears to be Confidential Information as confidential.

(ii)                                  Anything herein to the contrary notwithstanding, the restrictions of this Section 7(c) shall not apply (w) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Executive to disclose or make accessible any information, provided that Executive shall have, to the extent permitted by applicable law, first provided the Company with reasonable notice of such potential disclosure and a reasonable opportunity to exercise any legal remedies available to the Company to limit such disclosure, (x) with respect to any other litigation, arbitration or mediation involving this Agreement, (y) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section 7(c) or (z) disclosing this Agreement to members of his immediate family and legal or financial advisers or the provisions of this Section 7 to any prospective or future employer.

(iii)                               Upon termination of Executive’s employment with the Company for any reason, Executive shall promptly destroy, delete, or, if Executive is so notified in writing by the Company prior to such termination, return to the Company all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control at the time of such termination (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information. Anything to the contrary notwithstanding, nothing in this Section 7(c) (iii) shall prevent Executive from retaining a computer, papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his compensation. For the sake of clarity, if Executive retains a computer he shall delete any information contained therein that he is not permitted to retain under this Section 7(c)(iii).

(d)                                 Non-Disparagement. During and after the Term and the Advisory Period (if any), regardless of how, when or why such employment ends, (i) Executive shall not make, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning any member of the Company Group, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders and (ii) Company Parties (as defined below) shall not make any oral or written negative, disparaging or adverse statements or representations of or concerning Executive; provided, however, that nothing herein shall prohibit (A) critical communications between Executive and the Company during the Term and any Advisory Period and in connection with Executive’s employment, (B) Executive or any Company Party from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or (C) either party from acting in good faith to enforce such party’s rights under this Agreement. For purposes of this Agreement, the term “Company Parties” shall mean the executive officers of the Company, acting in their capacity as representatives of the Company.

(e)                                  Intellectual Property.

(i)                                     If, prior to the date hereof, Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties by such employment (“Prior Works”), Executive hereby grants each member of the Company Group, to the extent of any rights he possesses therein, a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.

(ii)                                  If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the extent he then possesses and to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to each member of the Company Group to the extent ownership of any such rights does not vest originally in a member of the Company Group.

(iii)                               Executive agrees to keep and maintain reasonable records of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv)                              Executive shall, to the extent reasonable, take all actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If to the extent the Company is unable to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and on Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)                                 The provisions of this Section 7 shall survive the termination of Executive’s employment for any reason.

(f)                                   Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(g)                                  Consideration. Executive hereby acknowledges that, by virtue of his unique relationship with the Company pursuant to this Agreement, Executive has acquired and will continue acquire and have access to Confidential Information and will also develop a unique and comprehensive familiarity with the Company and its business and affiliates, which Executive would not have otherwise had but for his employment with the Company, and which Executive acknowledges are valuable assets of the Company and its affiliates.  Accordingly, in exchange for the compensation and other benefits set forth in this Agreement and Executive’s continued employment with the Company, Executive agrees to undertake the obligations set forth in this Section, which he acknowledges are reasonably designed to protect the legitimate business interests of the Company and its affiliates, without unreasonably restricting his post-employment opportunities.

8.                                      Release. Executive shall not be entitled to receive any of the payments or benefits set forth in Section 5(c) (ii) or Section 6, as the case may be, unless Executive executes a release and waiver of claims substantially in the form of Exhibit C hereto (the “Release”) in favor of the Company and certain other parties as set forth therein relating to all claims or liabilities of any kind, including without limitation relating to Executive’s employment with the Company or any of its affiliates and the termination of such employment as an executive and resignation from officer and director positions, and, on or prior to the 55th day following Executive’s termination of employment pursuant to Section 4, the Release becomes effective and irrevocable in accordance with the terms thereof.

9.                                      Section 280G—Parachute Payments.

(a)                                 To the extent that any payment or distribution to or for the benefit of the Executive pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any of its affiliated companies, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company shall reduce the payments to the amount that is (after taking into account federal, state, local and social security taxes at the maximum marginal rates, including any excise taxes imposed by Section 4999 of the Code) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the “Safe Harbor Cap”) if, and only if, such reduction would result in Executive receiving a higher net after-tax amount.  Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the Safe Harbor Cap, the Payments to be reduced hereunder will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when the Payment would have been made to Executive until the reduction specified herein is achieved. Executive’s right to specify the order of reduction of the Payments shall apply only to the extent that it does not directly or indirectly alter the time or method of payment of any amount that is deferred compensation subject to (and not exempt from) Section 409A.

(b)                                 All determinations required to be made under this Section 9, including whether and when the Safe Harbor Cap is required and the amount of the reduction of the Payments pursuant to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determination, shall be made by a public accounting firm or other nationally recognized consulting firm with expertise in Section 280G of the Code that is retained by the Company as of the date immediately prior to the change in control (the “Calculating Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”).  In the event that the Calculating Firm is serving as accountant, auditor or consultant for the individual, entity or group effecting the change in control, Executive may appoint another nationally recognized public accounting or consulting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Calculating Firm hereunder).  All fees and expenses of the Calculating Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Calculating Firm in connection with the performance of the services hereunder.  The Determination by the Calculating Firm shall be binding upon the Company and Executive. The Company shall bear and pay directly all costs and expenses incurred in connection with any contests or disputes with the Internal Revenue Service relating to the Excise Tax, and Executive shall cooperate, to the extent Executive’s reasonable out-of pocket expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any such contests or disputes.

10.                               Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof. Notwithstanding the foregoing and any other language in this Agreement, this Agreement does not supersede or preclude the enforceability of any restrictive covenant provision contained in any other agreement entered into by Executive.  Further, no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Agreement.

11.                               Assignment;  Successors.

(a)                                 This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive, and any assignment by Executive in violation of this Agreement shall be void. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, successors, assigns and legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12.                               Withholding. All payments to be made to Executive hereunder will be subject to all applicable required withholding of federal, state, local and foreign taxes, including income and employment taxes.

13.                               Cooperation. For the period ending 60 months after the end of the Term or, if later, the end of the Advisory Period, Executive shall make himself available to assist the Company at mutually convenient times and places with respect to pending and future litigation, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with matters that arose during Executive’s employment with the Company provided that in no event shall Executive be required under this Section 13 to provide cooperation that would be materially adverse to his legal interests or to act against the best interests of any new employer or new business venture in which he is a partner or active participant. The Company will reimburse Executive for the reasonable expenses he may incur as a result of providing such assistance, including travel costs and legal fees to the extent Executive reasonably believes that separate representation is warranted, provided the Company receives proper documentation with respect to all such claimed expenses. Executive’s entitlement to reimbursement of expenses, including legal fees, pursuant to this Section 13 shall in no way affect Executive’s right to be indemnified and/or advanced expenses in accordance with the Company’s corporate documents and/or in accordance with this Agreement provided he shall not be entitled to any duplication of reimbursements. From and after the end of the Term, or, if later, the end of the Advisory Period, Executive shall be entitled to a fee of $1,500 per hour for furnishing such cooperation (including travel time required in connection with such cooperation) for up to ten hours and $3,000 per hour thereafter. Executive shall submit to the Company a written request for the payment of any fees earned by him during any calendar month pursuant to the preceding sentence, accompanied with proper documentation of the number of hours spent by him, by no later than 30 days following the close of that month. The fees payable to Executive for such month shall be paid to him as soon as practicable after, but in any event by no later than 30 days following, the date on which his written request was received by the Company.

14.                               Notices. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing to (a) Sirius International Insurance Group Ltd., 5 Wesley St., Hamilton HR 11 Bermuda, Attention General Counsel, or (b) Executive, at the home or personal email address for Executive most recently on file with the Company’s human resources department, and shall be deemed to have been duly delivered or given when received.

15.                               No Interference.  Executive understands that nothing contained in this Agreement limits Executive’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement limits the Executive’s ability under applicable United States federal law to (a) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (b) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

16.                               Amendment. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by the parties hereto.

17.                               No Waiver. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver or any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.

18.                               Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19.                               Survival. The rights and obligations of the Company and Executive under the provisions of this Agreement shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with the Company, to the extent necessary to preserve the intended benefits of such provisions.

20.                               Governing Law. This Agreement and any disputes arising hereunder or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed by and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

21.                               Jurisdiction. Each party irrevocably agrees that any legal action, suit or proceeding against it arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in New York, New York, and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in such court. The parties agree not to commence any action arising out of or relating to this Agreement in a forum other than the forum described in this Section 20.

22.                               Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

23.                               Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

24.                               Construction. The headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. As used in this Agreement, words such as “herein”, “hereinafter”, “hereby” and “hereunder”, and words of like import, refer to this Agreement, unless the context requires otherwise. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

25.                               Section 409A of the Code.

(a)                                 It is intended that the provisions of this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)                                 Neither Executive nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Executive to the Company or any of its affiliates.

(c)                                  If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time, to the extent the methodology so selected is permitted under Section 409A) and (ii) the Company shall make a good faith determination that an amount payable under the Company Plans constitutes deferred compensation (within the meaning of Section 409A and after taking into account all exemptions thereunder) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after the expiration of such six-month period. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of Executive’s employment, shall only be paid or provided to Executive upon his separation from service (within the meaning of Section 409A).

(d)                                 For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

(e)                                  Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to Executive under this Agreement and any Company Plan during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of this Agreement or any Company Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, reimbursement payments shall be made to Executive as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(f)                                   To the extent necessary to qualify for the short-term deferral exception under Section 457A(d)(3)(B) of the Code, and subject to Section 409A, any Ineligible Compensation that is attributable to services performed by Executive for a “nonqualified entity” (within the meaning of Section 457A(b) of the Code, such entity a “Nonqualified Entity”), as adjusted for any earnings and losses attributable thereto, shall be paid to Executive no later than the last day of the 12th month after the end of the taxable year of such Nonqualified Entity during which Executive’s right to the payment of such Ineligible Compensation is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 457A(d)(1) of the Code. For purposes of this agreement, “Ineligible Compensation” means compensation relating to services performed for the benefit or on behalf of a Nonqualified Entity as determined by the Company in its sole discretion regardless of whether the cost of such compensation is actually borne by the Company. To the extent Executive performs such services for a Nonqualified Entity, and any subsidiary or affiliate of the Company, the determination of what portion of such compensation shall be considered Ineligible Compensation shall also be made by the Company in its sole discretion.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:	/s/ Gene Boxer
	Name:	Gene Boxer
	Title:	Executive Vice President, Chief Strategy Officer & Group General Counsel

EXECUTIVE

By:	/s/ Kernan V. Oberting
Name: Kernan V. Oberting

[Signature Page to Kip Oberting Employment Agreement]

Exhibit A

Kernan V. Oberting

Long Term Incentive Plan Awards & IPO Grant

As of January 31, 2019

Sirius Group Performance Shares:

Cycle:	Shares:	Value per Share at Grant Date:	Target Return Value at Harvest:	Total Value Harvest Target:

2016 - 2018	112,122	$16.33	$20.40	$2,287,289
2017 - 2019	118,261	$16.57	$20.70	$2,448,003
2018 – 2020	118,720	$15.97	$20.62	$2,448,006

Sirius Group IPO Grant:

Grant Date:	Shares:	Value per Share at Grant Date:	Total Value at Grant Date:

August 6, 2018	92,891	$17.22447	$1,599,998.24

EXHIBIT B

Sirius International Insurance Group, Ltd.

2018 Omnibus Incentive Plan

Option Award Notice

Optionee:  Kernan V. Oberting

You have been awarded an option to purchase Common Shares of Sirius International Insurance Group, Ltd., an exempted company organized and existing under the laws of Bermuda (the “Company”), pursuant to the terms and conditions of the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “Plan”) and the Share Option Agreement (together with this Award Notice, the “Agreement”).  Copies of the Plan and the Share Option Agreement are attached hereto.  Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Option:

You have been awarded a Nonqualified Share Option to purchase from the Company [•](1) Common Shares, par value $0.01 per share (the “Shares”), subject to adjustment as provided in Section 5.2 of the Agreement.

Option Date:	[•](2), 2019

Exercise Price:	$[•](3) per Share, subject to adjustment as provided in Section 5.2 of the Agreement.

Vesting Schedule:

Except as otherwise provided in the Plan, the Agreement or any other agreement between you and the Company or any of its Affiliates, the Option shall vest as of the third anniversary of the Grant Date (the “Vesting Date”), provided that you satisfy the employment vesting conditions set forth in the Option Agreement.

Expiration Date:

Except to the extent earlier terminated pursuant to Section 2.3 of the Agreement or earlier exercised pursuant to Section 2.4 of the Agreement, the Option shall terminate at 5:00 p.m., U.S. Eastern time, on the fifth anniversary of the Option Date.

(1)  [The number of shares subject to the option will have a Black-Scholes value, as of the grant date, equal to $3,150,000, calculated using the volatility and dividend assumptions used in valuing the Cornerstone warrants.]

(2)  [The option will be granted not later than March 5, 2019.]

(3)  [The Exercise Price will be equal to the market value on the grant date, using a valuation methodology permitted under Section 409A of the IRC.]

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:

Name:

Title:

Acknowledgment, Acceptance and Agreement:

By accepting this grant, I hereby accept the Option and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Optionee

Date

2

Sirius International Insurance Group, Ltd.

2018 Omnibus Incentive Plan

Share Option Agreement

Sirius International Insurance Group, Ltd., an exempted company organized and existing under the laws of Bermuda (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the Sirius International Insurance Group, Ltd. 2018 Omnibus Incentive Plan (the “Plan”), an option to purchase from the Company the number of Common Shares of the Company, par value $0.01 per share (“Shares”), set forth in the Award Notice at the price per Share set forth in the Award Notice (the “Exercise Price”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan (the “Option”).  Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.                                      Option Subject to Acceptance of Agreement.  The Option shall be null and void unless Optionee shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement according to procedures then in effect).

2.                                      Time and Manner of Exercise of Option.

2.1.                            Maximum Term of Option.  In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2.                            Vesting and Exercise of Option.  The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”).  The period of time prior to the full vesting of the Option shall be referred to herein as the “Vesting Period.”

2.3.                            Termination of Employment.

(a)                                 Termination Without Cause, Resignation for Good Reason or Retirement. If the Optionee’s employment with the Company is terminated (i) by the Company without Cause, as defined in the Employment Agreement, (ii) by the Optionee for Good Reason, as defined in the Employment Agreement, or (iii) due to the Optionee’s Retirement, as defined below, then the Option, to the extent unvested, shall continue to vest during the remainder of the Vesting Period in accordance with and subject to the terms of the Employment Agreement, and shall remain exercisable through the Expiration Date.

(b)                                 Termination Due to Death or Disability.  If the Optionee’s employment with the Company is terminated due to the Optionee’s death or Disability, as defined in the Employment Agreement, then the Option shall, to the extent it is unvested as of the date of such termination, become fully vested and shall remain exercisable through the Expiration Date.

(c)                                  Resignation Other Than for Good Reason or Retirement.   If the Optionee’s employment with the Company is terminated by the Optionee for a reason other than Good Reason or Retirement, then the Option shall (i) to the extent it is unvested as of the date of such termination, terminate immediately upon such termination of employment and (ii) to the extent it is vested as of the date of such termination, remain exercisable through the Expiration Date.

(d)                                 Termination for Cause or Breach of Restrictive Covenant.  If Optionee’s employment with the Company terminates by reason of the Company’s termination of Optionee’s

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employment for Cause or if the Optionee breaches a Restrictive Covenant, as defined below, then the Option, whether or not vested, shall terminate immediately upon such termination of employment or breach.

(e)                                  Change in Control.

(i)                                     In the event of a Change in Control prior to the end of the Vesting Period pursuant to which the Option is not effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the intrinsic value and other material terms and conditions of the outstanding Option as in effect immediately prior to the Change in Control and in accordance with Section 409A of the Code), the Option shall be 100% vested immediately prior to such Change in Control and the Optionee shall receive in full settlement for such Option a cash payment in an amount equal to the aggregate number of Shares then subject to the Option multiplied by the excess, if any, of the Fair Market Value of a Share as of the date of the Change in Control, over the Exercise Price.

(ii)                                  In the event of a Change in Control prior to the end of the Vesting Period pursuant to which the Option is effectively assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the intrinsic value and other material terms and conditions of the outstanding Option as in effect immediately prior to the Change in Control and in accordance with Section 409A of the Code), then any such substituted or continued Option shall provide that if the Company terminates the Optionee’s employment without Cause or the Optionee resigns for Good Reason, in any case, within 24 months following such Change in Control (and prior to the Vesting Date) and the Optionee executes and does not revoke a waiver and release of claims in the form prescribed by the Company within 60 days after the date of such termination, the Option shall become fully vested as of the date of such termination, and the Option may thereafter be exercised by Optionee through the Expiration Date.

(f)                                   Definitions.

(i)            Employment Agreement.  For purposes of this Option, “Employment Agreement” shall mean the Employment Agreement between the Company and Optionee, dated January   , 2019.

(ii)           Restrictive Covenant.  For purposes of this Option, “Restrictive Covenant” shall mean any non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) covenant by which Optionee is bound under the Employment Agreement or any other agreement between Optionee and the Company.

(iii)          Retirement.  For purposes of this Option, “Retirement” shall mean Optionee’s termination of employment, other than due to Cause, Disability or death, at a time when the Optionee has attained age 62and completed at least ten years of service with the Company.

2.4.                            Method of Exercise.  Subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Optionee (a) by delivering to the Company an exercise

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notice in the form prescribed by the Company specifying the number of whole Shares to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) to the extent permitted by the Committee, by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) to the extent permitted by the Committee, by authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii), and (b) by executing such documents as the Company may reasonably request. No Share or certificate representing a Share shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.1, have been paid.

2.5.                            Termination of Option.  In no event may the Option be exercised after it terminates as set forth in this Section 2.5. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.3 or exercised pursuant to Section 2.4, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

3.                                      Clawback of Proceeds.

3.1.                            Clawback of Proceeds.  This award is subject to the clawback provisions in Section 5.14 of the Plan.

3.2.                            Right of Setoff.  The Optionee agrees that by accepting the Award Notice the Optionee authorizes the Company and its affiliates to deduct any amount or amounts owed by the Optionee pursuant to this Section 3 from any amounts payable by or on behalf of the Company or any affiliate to the Optionee, including, without limitation, any amount payable to the Optionee as salary, wages, vacation pay, bonus or the settlement of the Option or any share-based award.  This right of setoff shall not be an exclusive remedy and the Company’s or an affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Optionee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Optionee or any other remedy.

4.                                      Transfer Restrictions and Investment Representations.

4.1.                            Nontransferability of Option.  The Option may not be transferred by Optionee other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, (i) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

4.2.                            Investment Representation.  Optionee hereby represents and covenants that (a) any Shares purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an

5

effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

5.                                      Additional Terms and Conditions.

5.1.                            Withholding Taxes.  (a)  As a condition precedent to the issuance of Shares following the exercise of the Option, Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company determines is required, under all applicable federal, state, local or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee.

(b)                                 Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) to the extent permitted by the Committee, delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole Shares having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (iii) to the extent permitted by the Committee, authorizing the Company to withhold whole Shares which would otherwise be delivered to Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; (iv) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) any combination of (i), (ii) and (iii). Shares to be delivered or withheld may not have a Fair Market Value in excess of the amount determined by applying the maximum individual statutory tax rate in the Optionee’s jurisdiction; provided that the Committee shall be permitted to limit the number of shares so delivered or withheld to a lesser number if necessary, as determined by the Committee, to avoid adverse accounting consequences or for administrative convenience; provided, however, that if a fraction of a Share would be required to satisfy the maximum individual statutory rate in the Optionee’s jurisdiction, then the number of Shares to be delivered or withheld may be rounded up to the next nearest whole Share. No Share or certificate representing a Share shall be issued or delivered until the Required Tax Payments have been satisfied in full.

5.2.                            Adjustment.  In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation) that causes the per share value of Shares to change, such as a share dividend, share split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities subject to the Option and the Exercise Price shall be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code.  In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to

6

prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.3.                            Compliance with Applicable Law.  The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

5.4.                            Issuance or Delivery of Shares.  Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Agreement, the number of Shares purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 5.1.

5.5.                            Option Confers No Rights as Shareholder.  Optionee shall not be entitled to any privileges of ownership with respect to Shares subject to the Option unless and until such Shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a shareholder of record with respect to such issued shares. Optionee shall not be considered a shareholder of the Company with respect to any such shares not so purchased and issued.

5.6.                            Option Confers No Rights to Continued Employment.  In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

5.7.                            Decisions of Board or Committee.  The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

5.8.                            Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

5.9.                            Notices.  All notices, requests or other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:                                                                                                              Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor

Hamilton HM11 Bermuda
Attention: Group General Counsel

7

If to the Holder:                                                                                                                             At the most recent address
on file with the Company

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.10.                     Governing Law.  This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the Code or the laws of the United States and/or Bermuda, shall be governed by the laws of New York and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.11.                     Agreement Subject to the Plan.  This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Optionee hereby acknowledges receipt of a copy of the Plan.

5.12.                     Entire Agreement.  This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.

5.13.                     Partial Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

5.14.                     Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Optionee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

5.15.                     Counterparts.  The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

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EXHIBIT C

RELEASE

Pursuant to the terms of the Employment Agreement (the “Employment Agreement”) entered into on January 30, 2019, between Sirius International Insurance Group, Ltd., a Bermuda corporation (the “Company”), and Kernan V. Oberting (“Executive”), and in exchange for certain payments and benefits provided under the Employment Agreement, Executive, on behalf of himself, his successors, representatives, heirs, assigns, attorneys, agents, executors and administrators, hereby irrevocably and unconditionally releases and forever discharges each member of the Company Group (as defined in the Employment Agreement) and each of its successors, assigns, partners, officers, stockholders, managers, supervisors, employees, representatives, agents, attorneys, insurers, divisions, affiliates, subsidiaries, and parent corporations or entities, and all persons acting by, through, under, or in concert with the Company Group or any of them (the “Releasees”), from any and all charges, complaints, claims, liabilities, causes of action, or demands of whatever kind or nature, known or unknown claims, more especially on account of, but not limited to, any and all claims, known or unknown, based upon any allegation of employment discrimination, discrimination on the basis of race, color, sex, sexual orientation, age (including any claim pursuant to the Federal Age Discrimination in Employment Act, 29 U.S.C. Sec. 621 et seq.), religion, disability, national origin or any other classification protected under applicable law, as well as any claim for tortious injury, breach of contract, and wrongful discharge (including constructive discharge), all claims for infliction of emotional distress, slander, libel or defamation of character, all claims for reinstatement, back pay, front pay, vacation pay, compensatory or punitive damages, severance pay, attorneys’ fees, or costs, or any matters in any way relating to, stemming from or arising out of Executive’s prior employment with or separation from the Company Group, parent and affiliated companies of the Company Group or any of them, or  the acceptance of benefits under the Employment Agreement, which Executive now has or claims to have, or which he previously had or claimed to have, or which he ever may have or claim to have, against the Releasees, except that which arises from conduct occurring after the execution of this Release. Notwithstanding the foregoing, Executive further reserves all rights to pursue any workers’ compensation benefits to which he may be entitled as a result of his former employment by the Company. Further, the parties agree that Executive is not releasing his rights with respect to: (1) his vested interest or entitlement to benefits, if any, in any pension plan, deferred compensation plan, or incentive compensation plan of any member of the Company Group or any of their former parents, (2) any interest in any restricted stock award issued by WTM (as defined in the Employment Agreement), (3) his vested interest in any 401(k) savings plan of any member of the Company Group, (4) any claims and elections Executive may have pursuant to COBRA, (5) any obligation of the Company under this Agreement (including any right to continued vesting of long- term incentive awards and continued health insurance coverage) that by its terms survives termination of employment, or (6) any act or omission that may occur after the date of execution of this Release. Any distributions from a pension plan to Executive will be made in accordance with that plan’s procedures. In addition, nothing contained herein shall prevent Executive from bringing a claim against the Company to enforce any claim for indemnification he may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of any entity that is included in the Company Group, under any applicable insurance policy any such entity may maintain or under any other agreement with any such entity, with respect to any liability, costs or expenses that he incurs or has incurred as a director, officer or employee of any such entity.

Pursuant to the requirements of the Older Workers Benefit Protection Act, Sec. 201, 29 U.S.C. Sec. 626, et seq., Executive will have a period of forty-five (45) days to consider this Release after his receipt of the same (but may execute this Release at any time). If Executive elects not to take the full forty-five (45) days, he agrees that he has done so knowingly, voluntarily, and with full understanding that he is waiving a statutory right to consider this Release for forty-five (45) days. Executive may revoke

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this Release within the seven (7) day period following his execution of the same (the “Revocation Period”). This Release shall not become effective or enforceable until the Revocation Period expires. In order to revoke this Release, Executive must notify the Company in writing c/o 5 Wesley St., Hamilton HR 11 Bermuda, Attention General Counsel before the end of the Revocation Period of the decision to revoke.

Executive understands that nothing contained in this Release or the Employment Agreement limits Executive’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Release and the Employment Agreement do not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Release or the Employment Agreement limits Executive’s ability under applicable United States federal law to (a) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (b) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

Executive represents and agrees that: (a) he has thoroughly reviewed all aspects of this Release; (b) he was given a period of forty-five (45) days within which to consider this Release; (c) the Company advised him in writing to consult with an attorney before executing this Release; (d) he has had an adequate opportunity to review this Release with an attorney; (e) he fully understands its terms; (f) he was not coerced into signing it, (g) he is knowingly and voluntarily entering into this Release; and (h) subject to the preceding paragraph of this Release, he has not filed any complaints or charges against any member of the Company Group.

This Release shall not be construed as an admission of any wrongdoing by any member of the Company Group, or any of their affiliates, officers, or employees, or that any of them violated any legal or other obligation to Executive.

By:

Name: Kernan V. Oberting

Date:

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